Exhibit 10.45
Engineering, Procurement, and Construction Agreement
Dated as of December 4, 2007
between
Homeland Energy Solutions, LLC.
and
Cornerstone Energy, LLC.d/b/a Constellation New Energy — CEI, LLC.
for
Homeland Energy Solutions Ethanol Production Facility Fuel Line Project

*	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Natural Gas Pipeline Project
Engineering, Procurement and Construction Agreement
This Engineering, Procurement and Construction Agreement (“Agreement”) is made and entered into as of December 4, 2007 (the “Effective Date”), by and between Cornerstone Energy, LLC, d/b/a Constellation NewEnergy — Gas Division CEI, LLC., a Delaware limited liability company with its principal offices at 11011 Q Street, Suite 106A, Omaha, Nebraska (“Contractor”), and Homeland Energy Solutions, LLC, an Iowa limited liability company, with its principal offices at 951 N Linn Ave, New Hampton, Iowa 50659 (Owner).
Recitals
Whereas, Owner desires to enter into an agreement with Contractor to obtain Contractor’s services for the design, engineering, procurement, construction, installation, testing and commissioning of a natural gas pipeline to be owned and operated by Owner to be located near New Hampton, Iowa (together with all related appurtenances thereto, the “Fuel Line”, as further described in Article 1, below); and
Whereas, Contractor, through itself or through its vendors, suppliers, and subcontractors, desires to provide Owner with the foregoing design, engineering, procurement, construction, installation, testing and commissioning of the Fuel Line on a lump sum, Turnkey basis;
Now Therefore, in consideration of the mutual promises and agreements of the Parties herein expressed, as well as other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
Article 1
Definitions
The following terms shall have the meanings specified in this Article 1 when capitalized and used in this Agreement, including the Recitals. The meanings specified are applicable to both the singular and plural.
“Acceptance Testing” shall mean all testing required to be performed on the Fuel Line as set forth in Title 49 of the Code of Federal Regulations, Part 192 (“49 C.F.R. Part 192”).
“Affiliate” shall mean any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a party.
“Alignment Sheets” shall mean record drawings (but not field mark-ups) of the Fuel Line showing current and accurate “as-built” conditions.
“Alliance” shall mean Alliance Pipeline.

“Applicable Codes and Standards” shall mean the codes, standards or requirements set forth in any applicable law, including, without limitation, 49 C.F.R. Part 192, and in Contractor’s (and, as applicable, subcontractor’s) engineering standards, and which shall govern Contractor’s performance of the Work. In the event of an inconsistency or conflict between any of the Applicable Codes and Standards, the highest performance standard shall govern Contractor’s performance under this Agreement.
“Commissioning” shall mean that, upon completion of the construction and installation of the Fuel Line or portions thereof, Contractor shall subject the Fuel Line and portions thereof to Acceptance Testing. These, as well as other necessary pre-tests and trials (collectively hereinafter called Commissioning), may be performed without operating the Facility for production, so as to establish the proper function and readiness of the Fuel Line for operation.
“Completion” shall mean that the Fuel Line is mechanically complete, has been Commissioned, is ready to be placed in service, and that all of Contractor’s other Work and construction obligations have been satisfied to the satisfaction of Owner, except for minor ‘punch list’ items of work which the Parties may in their discretion agree in writing may be completed at a later time.
“Completion Date” shall have the meaning given in Section 5.2.
“Contract Price” shall have the meaning given in Section 6.1.
“Delay Liquidated Damages” shall have the meaning given in Section 12.2.
“Facility” shall mean Owner’s Ethanol production facility located near New Hampton, IA.
“Facility Site” shall mean the site location of the Facility.
“Force Majeure Event” shall mean, floods, hurricanes, tornados, earthquakes and other acts of God, wars, acts of terrorism, epidemics or quarantines, unforeseen archeological and environmental impediments, a delay in completion under Owner’s interconnection agreement with Kinder Morgan Pipeline which delays the completion of the Town Border Station only to the extent of such delay, and changes in applicable law to the extent the same prevents the affected party from performing its obligations under this Agreement. Force Majeure Event shall not include any of the following: (i) economic hardship, (ii) changes in market conditions, (iii) late delivery or failure of equipment or materials, unless otherwise caused by Force Majeure Event, (iv) strikes, or other similar labor actions, and (v) nonperformance or delay by subcontractors, unless otherwise caused by Force Majeure Event.
“Fuel Line” shall mean a 4-inch diameter steel pipeline approximately seven and 1/4 (7.25) miles long capable of transporting a minimum of 470 Mcfh per hour of natural gas to Owner’s Facility near New Hampton, IA. The pipeline will be built, at a minimum, in compliance with Title 49 of the Code of Federal Regulations, Part 192 and any other applicable state and federal codes or regulations (the “Codes”). The pipeline will be designed to transport pipeline quality natural gas meeting the requirements of the Alliance Pipeline L.P. Tariff section 2. Quality of Gas in effect at the date of this EPC Agreement. The Fuel Line includes the interstate pipeline “tap” and meter, regulator set at the Town Border Station, regulator set at the Facility site, and includes Commissioning of the line. The Fuel Line is described in Exhibit A.

“Good Engineering and Construction Practices” or “GECP” shall mean the generally accepted practices, methods, techniques and standards employed by the United States of America natural gas distribution industry with respect to: (a) the design, construction, commissioning and testing of natural gas pipeline delivery systems, which includes, but is not limited to, the Applicable Codes and Standards and the standards recommended by the equipment suppliers and manufacturers of the equipment and (b) personnel and plant safety and environmental protection reasonably expected at the Facility.
“Hazardous Materials” shall mean any substance that under applicable laws is considered to be hazardous or toxic or is or may be required to be remediated, including but not limited to (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (“PCBs”) and processes and certain cooling systems that use chlorofluorocarbons (“CFCs”), (b) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or any words of similar import pursuant to applicable law, or (c) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any part of the Government of the United States of America, the State of Iowa, Chicasaw County, Iowa (and any other counties in which the Fuel Line is located), New Hampton, Iowa (and any other municipalities in which the Fuel Line is located), or which may be the subject of liability for damages, costs or remediation.
“Inception Date” shall have the meaning given in Section 5.1.
“Interconnect Agreement” shall mean the agreement between Alliance Pipeline Company and Owner for the construction and implementation of the interconnection between the Fuel Line and Alliance’s pipeline facilities.
“Natural Gas Agreement” shall mean/have the meaning given in Section 6.2.
“Notice to Proceed” and “Notice to Proceed Date” shall have the meanings given in Section 5.1.
“Owner Delay” shall mean events of significant interference in the progress of the Work, significant delay or material failure of performance solely caused by Owner, or their respective employees or agents, except for those delays caused by Owner’s reasonable response to Contractor’s non compliance with its obligations under this Agreement.

“Town Border Station” or “TBS” shall mean the piping and related equipment that constitutes the interconnection between the Alliance interstate natural gas pipeline and the Fuel Line.
“Turnkey” shall mean that Contractor has all obligations under this Agreement to Owner and all related responsibilities for the engineering, procurement, construction, and start-up of the Fuel Line under this Agreement.
“Work” shall have the meaning given in Section 3.1.
Article 2
Relationship Of Owner, Contractor, And Subcontractors
2.1 Status of Contractor. Contractor shall be an independent contractor with respect to the Work or any part thereof to be performed under this Agreement. Neither Contractor, its subcontractors, nor their respective employees shall be deemed to be the agents, representatives, employees, or servants of Owner except as expressly provided herein.
2.2 Subcontractors. Contractor shall have the right to have any of the Work accomplished by a subcontractor pursuant to a subcontract which is consistent with the terms and conditions of this Agreement, provided that Contractor shall provide prior written notice to Owner, identifying subcontractors being awarded subcontracts in excess of one hundred thousand dollars ($100,000) in the aggregate. Further, all such subcontracts shall be assignable from Contractor to the Owner upon written notice by Owner. Nothing contained herein shall create any contractual or third party beneficiary relationship between such subcontractor and Owner, including but not limited to an obligation to pay or to cause the payment of money to any subcontractors or a right to any recourse to Owner.
Article 3
Contractor’s Responsibilities
3.1 Scope of Work. Contractor agrees to complete construction of the Fuel Line which shall include:
A. all services required in connection with the design, engineering, procurement, site preparation, construction, construction management, installation, testing and commissioning of the Fuel Line, and to provide all equipment, fabrications, transportation, construction materials, machinery, tools, labor, construction fuels, chemicals, utilities, and administration, construction supplies, and storage, required in connection therewith;

B. negotiate for the benefit of Owner all aspects of the Interconnect Agreement between Owner and Alliance, pay the fee contemplated by that agreement directly to Alliance upon execution thereof, and administer all aspects of the construction and implementation to be performed by Alliance thereunder; Contractor will keep Owner fully informed of the progress of the negotiations of the Interconnect Agreement and will afford Owner the timely opportunity to comment on it before proposals, responses, and counterproposals are given to Alliance , and will keep Owner fully informed of the progress of construction of the interconnect; and
C. all other items or tasks that are required to achieve completion of the Fuel Line in accordance with the requirements of this Agreement;
all of which together shall constitute the “Work” under this Agreement.
3.2 Contractor shall perform the Work in a timely manner consistent with the level of care and skill ordinarily exercised by other members of Contractor’s professions and in accordance with GECP, all applicable laws, all Applicable Codes and Standards, all required permits, and all other terms and provisions of this Agreement. It is understood and agreed that the Work shall include any incidental work that can reasonably be inferred as required and necessary to complete the Fuel Line in accordance with GECP, all applicable laws, all Applicable Codes and Standards, all required permits, and all other terms and provisions of this Agreement, excluding only those items which Owner has specifically agreed to provide under Article 4 of this Agreement.
3.3 Contractor Project Manager and Key Personnel. Contractor shall designate a person as Contractor Project Manager in a written notice to Owner. Once designated, Contractor may not change the Contractor Project Manager without the Owner’s approval, which approval shall not be unreasonably withheld. The Contractor Project Manager shall have complete authority to act on behalf of Contractor on all matters pertaining to this Agreement or the Work, including giving instructions, and implementing approved changes in the Work.
3.4 Subcontractors. Contractor shall be solely responsible for the engagement, management, and payment of subcontractors in the performance of the Work and shall remove and replace any subcontractor or any subcontractor personnel for failure to perform their respective obligations. Contractor shall be responsible for assuring that any work performed by subcontractors meets the standards set forth in Section 3.2 above.
3.5 Employment of Qualified and Licensed Personnel. Contractor shall not employ or permit any subcontractor to employ, in connection with its performance under this Agreement, any unfit person or anyone not skilled or not legally authorized to do the work assigned to such person. Contractor agrees to promptly remove (or to require any subcontractor to remove) from its services in connection with the work any employee who does not meet the foregoing requirements.
3.6 Environmental Regulations and Environmental Compliance. Contractor shall perform all work in an environmentally responsible manner, including, without limitation, the following:
A. Contractor shall, and shall cause its subcontractors to, (i) comply with all applicable laws including without limitation those applicable laws regarding Hazardous Materials, (ii) comply with all required environmental permits; and (iii) apply for, obtain, comply with, maintain and renew all required permits required of Contractor by applicable laws up to and including the Completion Date (defined in Section 5.2).

B. Contractor shall conduct its activities under this Agreement, and shall cause each of its subcontractors to conduct its activities, in a manner designed to prevent unlawful pollution of the environment or any other prohibited release of any Hazardous Materials by Contractor and its Subcontractors.
C. Contractor shall not, nor shall it cause or allow any subcontractor to, release or dispose of Hazardous Materials at the Fuel Line right of way, bring Hazardous Materials to the Fuel Line right of way, or transport Hazardous Materials from the Fuel Line right of way.
3.7 Clean-Up. Upon completion of the Fuel Line, Contractor shall remove, at its own cost, all of its equipment and materials from the Fuel Line right of way, and shall remove all waste, rubbish and Hazardous Materials (whether or not released or disposed of in contravention of Section 3.6 C) generated or brought on the Fuel Line right of way by Contractor or its subcontractors from the Fuel Line right of way and restore the Fuel Line right of way in accordance with all required permits and this Agreement. Contractor shall be responsible for all costs associated with such removal and shall indemnify Owner and its Affiliates against any expense incurred in connection with such clean-up. Final construction clean-up must be accepted and approved by Owner prior to the achievement of Completion.
3.8 Safety and Security. Contractor shall be responsible for the safety of all persons and property which are related to the Work and which are not expressly made the responsibility of the Owner, and Contractor shall perform the Work in accordance with the safety and health rules and standards of applicable laws and required permits and Contractor’s safety program. If Owner at any time observes Contractor, or any of its subcontractors, to be performing the Work in an unsafe manner, or in a manner that, if continued, may become unsafe, then Owner shall have the right (but not the obligation) to require Contractor to stop the Work until such time as the manner of performing the Work has been rendered safe to the satisfaction of Owner; provided, however, that at no time shall Contractor be entitled to an adjustment of the Contract Price or Completion Date (defined in Section 5.2) based on such work stoppage. Contractor shall be responsible for the security, lighting, and supervision of the Fuel Line and associated rights of way until all of the requirements of Completion have been satisfied.
3.9 Laws and Regulations. Contractor shall, and shall cause all subcontractors and their respective employees, to comply with all applicable laws, Applicable Codes and Standards, and required permits that affect or govern Contractor’s performance under this Agreement.
3.10 Required Permits and Interests In Land. Contractor shall timely obtain all interests in land necessary to build and operate indefinitely the Fuel Line and all permits required for the performance of the Work. Easements or other permanent land rights granted by third parties shall be perpetual in duration, run with the land, and assignable, and Contractor shall record all such easements or other documents evidencing the permanent land rights in the name of Owner. For a period of three years following Completion, Contractor shall compensate third parties for claims made during said three year period asserting damages to their property, including but not limited to crop damage, which damages result from Contractor’s performance of its obligations under this Agreement. Owner alone shall be responsible for any such damage claims asserted after the conclusion of said three year period.

3.11 Claims and Liens for Labor and Materials. Contractor shall keep the Fuel Line, the associated rights of way, and all equipment free and clear of all liens, charges, claims, encumbrances, and security interests arising from the performance of the Work. Contractor shall give Owner a lien waiver from itself and all subcontractors as a condition precedent to Owner’s obligation to make any final payment as set forth in Article 6. Contractor and its subcontractors shall give Owner lien waivers for all Work previously paid for before becoming entitled to receive progress payments for the Work which is the subject of a current progress payment. Lien waivers shall be in the forms included as Exhibit 3.11 or as otherwise reasonably required or agreed by Owner from time to time.
3.12 Monthly Progress Reports and Meetings. Contractor shall provide to Owner written progress reports at least monthly or as otherwise agreed. Contractor and Owner shall meet as mutually agreed to review and discuss the progress reports.
3.13 Inspection/Auditing of the Contractor. The Contractor is subject to audits, inspections, and witnessing by the Owner to ensure compliance with the requirements of the Specifications contained in Exhibit A. Exercise of such audits, inspections, or witnessing by the Owner does not relieve the Contractor of its obligation to comply with the terms and conditions of this Agreement. The Owner or its representative shall be permitted to examine the Contractor’s construction records from the time of award of this Agreement and for a period of time up to one year after final acceptance of Completion of the Work by the Owner.
3.14 Testing. The testing requirements of 49 C.F.R. Part 192 are hereby specified as the testing requirements for the Fuel Line.
A.	General.
1.	Test results shall be sent to the Owner.
2.
The Contractor’s representative shall witness each step of tests, record the required information, and initial the test form upon satisfactory completion of each step. The Contractor shall notify the Owner and permit an Owner representative to witness final pressure tests, pigging and Commissioning.

3.
Nonconformity to Specification contained in Exhibit A and data sheets or omission of any test, or lack of properly identified test reports shall be cause for rejection of the defective portion of the Fuel Line.

B.
Weld Procedure and Welder Qualification Tests. Weld tests and welder qualification tests shall be performed by the Contractor as required by Applicable Codes and Standards. In accordance with Section 3.13 and 11.2, the Owner may request to review radiographs at random throughout the Fuel Line construction period. Any radiographs conducted at the Facility Site shall be coordinated in advance with the Owner.

3.15 Inspection. 49 C.F.R. Part 192 requires the maintenance of a daily inspector’s log, which shall be made available by Contractor to Owner upon Owner’s reasonable request.
3.16 Certificates of Compliance. Certificates of Compliance shall clearly state that the material supplied and the work performed meet all requirements of the Applicable Codes and Standards.
3.17 Documentation.
A.	General.
1.	Contractor shall submit to Owner for reference, drawings or electronic media such as floppy discs, plans, and in general, copies of all documents necessary according to normal construction practice.
2.
When submitting drawings, including those prepared by a supplier or subcontractor , Contractor shall certify it has fully examined such drawings and that they comply with the requirements of the Contract.

3.
All drawings, documents and specifications shall form part of this Agreement and submittal of drawings shall not be construed to mean relieving Contractor of any of its responsibility for the correctness of its calculations and drawings, nor for the strict compliance with this Agreement.

4.	Every drawing shall carry a title block with Owner’s contract number and a space shall be made in the title block for incorporating the project drawing number.
5.
Where applicable, drawings shall show a graphic scale key plan and north arrow. Lettering, notes and title block shall be in the English language. Dates on drawings shall be spelled out, e.g., 28 February 2006.

B.	Alignment Sheets

Contractor shall provide Alignments Sheets to Owner at the completion of the Fuel Line.

C.	Documentation Required

The minimum documentation required is listed in the previous sections. All records listed in the previous sections shall be retained in the Contractor’s file for a period of 365 days after requirements of manufacture, fabrication, or installation under this Agreement have been complied with. At the expiration of the 365-day period, the Owner shall be provided with the option of receipt and/or retention of all construction records. No construction records shall be destroyed or otherwise disposed of without written permission from the Owner.

Article 4
Owner’s Responsibilities
4.1 Payment. Subject to the terms hereof, Owner shall timely pay the Contract Price and all other sums, if any, required to be paid by it to Contractor pursuant to the terms of this Agreement, and in accordance with the provisions of Article 6 hereof.
4.2 Access to Facility Premises. Subject to the terms hereof, Owner shall provide Contractor with reasonable access to its Facility Site premises. Such access shall be sufficient to permit Contractor to fulfill its obligations hereunder, provided that such access is coordinated with Owner and the schedule of Owner’s other contractors working on site.
4.3 Permits. Owner shall provide information, assistance, and documentation to Contractor as reasonably requested in connection with the required permits to be obtained by Contractor as set forth in this Agreement.
4.4 Taxes and Duties.
A. Except as otherwise provided herein, the Contract Price includes, and Contractor shall pay when due, all import duties, payroll taxes and other taxes associated with the performance of the Work and Contractor’s income relating to the Work. Owner shall be responsible for any gross receipts taxes and sales and use taxes imposed on the Work. Contractor shall pay all Iowa sales or use taxes applicable at the project either directly or through the respective subcontractor(s) as such sales or use taxes become due. Owner hereby agrees to reimburse Contractor and its respective subcontractors and vendors for all such sales or use taxes paid upon receipt of documentation supporting the payment of such taxes. Contractor acknowledges that as part of the economic incentives provided by various state and local authorities, a rebate of sales/use tax paid on construction materials may become applicable under Iowa law and various county tax incentives. For clarification and intent purposes, it is acknowledged, by all parties herein, that the aforementioned rebates/refunds are the property and an entitlement of Owner and the Contractor will provide all support reasonably requested by Owner including providing an itemized list and invoices for all materials purchased at the project. The itemized list will categorize 100% of purchases into such categories as directed by Owner including a delineation by asset, of the cost (including sales tax) incurred by the Contractor. An updated list will be provided at each payment request, for all material purchases incorporated into the billing statement.

B. The parties shall cooperate to minimize the sales taxes, use taxes, and other taxes payable by each. Contractor shall promptly provide Owner with invoices to document tax payments which are reimbursable by Owner under the terms of this Agreement if possible before such payments are due to the taxation authorities. Failure to supply such documentation shall forfeit Contractor’s right to reimbursement of such taxes. In addition, Contractor shall provide Owner with clear evidence that it has paid any and all taxes due by it, even if such taxes are not reimbursable by Owner hereunder. Contractor further agrees to cooperate and provide assistance to Owner with regard to any claim by Owner for a refund of taxes and for any action by Owner regarding the assessment for sales or use taxes, including the assignment to Owner of any rights Contractor may have to the refund of any sales or use taxes paid by Contractor and reimbursed by Owner.
4.5 Owner must enter into an Interconnect Agreement with Alliance in a substantially similar form of the agreement attached hereto as Exhibit 4.5 for the construction and implementation of an interconnect facility. Contractor shall be responsible for performing all of Owner’s duties under the Interconnect Agreement, including making payments at Contractor’s expense to Alliance, with respect to the construction of the interconnect.
4.6 Owner must enter into an agreement for the operation and maintenance of the Fuel Line at least thirty (30) days prior to the Completion Date, and provide Contractor with notice of said contract. Contractor will be under no obligation to and will not Commission the Fuel Line until such notice is received.
Article 5
Commencement Of Work; Project Schedule
5.1 Commencement of Work. Owner shall provide Contractor with a date for which Contractor is permitted to proceed with construction of the Fuel Line (hereinafter “Inception Date”). Such date will be provided by written notice from Owner to Contractor (hereinafter “Notice to Proceed”). If Notice to Proceed is not given by October 1, 2007 (the “Notice to Proceed Date”), then the terms and conditions contained herein which adversely affect Contractor by the passage of time, including but not limited to price and payment, may be subject to change through negotiation. Prior to the commencement of any work on the Facility Site, Contractor shall consult with the Owner regarding the final routing of the Fuel Line through the Facility Site to the node point and shall coordinate with Owner and its EPC contractor for the Facility.
5.2 Completion Date. Contractor shall achieve Completion hereunder by October 1, 2008 (“Completion Date”) provided that the Inception Date is on or prior to October 1, 2007. In the event that the Inception Date is after October 1, 2007, the Completion Date shall be 365 days after the Inception Date. The Completion Date shall be adjusted only for Owner delays and unforeseen archeological and environmental impediments. In addition to the foregoing, Contractor is not responsible for delays caused by Alliance in its fulfillment of the Interconnect Agreement, unless Contractor’s actions/inactions caused the delay by Alliance.

Article 6
Price And Payment
6.1 Contractor will arrange to provide to Owner said Fuel Line as described in this Agreement for a total cost of [*] (“Contract Price”). The foregoing Contract Price is subject to demonstrable adjustments for (i) the cost of right of way in excess of $37.50 per rod (16.5 ft) (ii) archeological impediments not readily identifiable through customary and reasonable route reconnaissance, (iii) increased costs resulting from delay as provided in Section 5.1, and (iv) the difference between the actual cost and estimated cost of $1,315,000 for the Interconnect with Alliance. In any event, Contractor will make a good faith effort to minimize any and all such cost adjustments pursuant to this Section 6.1.
6.2 Owner will make progress payments for work done based upon completion of the milestones and schedule of values included as Schedule 6.2. Contractor will invoice Owner upon completion of each milestone, and Owner shall pay by wire transfer in immediately available funds at the direction of the Contractor within fifteen days of receipt of the invoice.
Article 7
Title And Risk Of Loss
7.1 Title.
A. Contractor warrants and guarantees that legal title to and ownership of the Work and the Fuel Line and necessary interests in land shall be free and clear of any and all liens, claims, security interests or other encumbrances when title thereto passes to Owner except as expressly provided for as set forth in this Agreement.
B. Title and ownership of the Fuel Line, the Work and all necessary interest in land, will be transferred to Owner in their entirety on the Completion Date.
7.2 Risk of Loss. Notwithstanding passage of title as provided for in Section 7.1 of this Agreement, Contractor shall bear the risk of loss and damage with respect to the Work and the Fuel Line (including necessary interest in land) until achievement of Completion, at which point all risk of loss with respect to the Work and all liability associated with the ownership and operation of the Fuel Line shall transfer to Owner (subject to the warranty and indemnification provisions of this Agreement).
Article 8
Insurance
8.1 Provision of Insurance. Contractor, itself or through its subcontractors, shall provide and maintain at all times during the period of this Agreement and until the Completion Date policies of insurance described in Schedule 8.1 (except that, as indicated in Schedule 8.1, Owner shall arrange for certain builders risk insurance). All such insurance will be obtained at Contractor’s or subcontractor’s expense (except builder’s risk insurance which shall be obtained at Owner’s expense). Contractor will require all subcontractors to provide and maintain insurance coverage amounts and against such risks as is consistent with this Agreement, Contractor’s customary practices, and prudent industry practices (in each instance, whichever is more stringent).

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

8.2 No Cancellation. All policies providing coverage hereunder shall contain a provision that no cancellation or material change to any policy shall become effective except on thirty (30) days written notice thereof to the Owner.
8.3 Obligations Not Relieved. Notwithstanding anything in this Agreement to the contrary, the failure of Contractor to obtain or maintain for any reason the insurance as set forth in Schedule 8.1 shall in no way relieve Contractor from any of its obligations under this Agreement, and Contractor shall defend, indemnify and hold Owner and its Affiliates harmless against all losses which would otherwise have been covered by said insurance.
Article 9
Documentation
9.1 Books, Records and Audits. Contractor shall keep such full and detailed books and records as is customary or necessary for proper financial management under this Agreement and as required under applicable law.
9.2 Delivery of Documents. Contractor shall deliver to Owner copies of all the documents as are customarily generated for construction of natural gas pipelines, including but not limited to (i) Alignment Sheets, (ii) complete vendor operating and maintenance information/manuals, (iii) all X-ray inspection records of welds, and (iv) inspector’s log.
9.3 Cost of Operations and Maintenance Manuals. All required manuals, including but not limited to, O&M Manual, Emergency shut down procedures, Operator Qualification Program, Drug and Alcohol Test Program (each as defined by applicable DOT codes), etc., will be provided by the third party O&M provider and will be at Owner’s expense.
9.4 Advice Regarding Third Party O&M Provider. Contractor will provide Owner with a list of prospective third party O&M contractors and give advice and appropriate recommendations regarding those listed, including advice and review of the proposed O&M agreements.
Article 10
Completion
10.1 Commissioning. Contractor is responsible for the Commissioning of the Fuel Line in accordance with all applicable laws and environmental and operating permits, and prudent industry practices. Until Completion, Contractor shall have custody and control of, and all risk of loss relating to, the Fuel Line. Upon Completion, Owner shall take possession and control of the Fuel Line and shall thereafter be responsible for the security, operation, and maintenance thereof. Owner’s third party O&M provider and Contractor shall cooperate during Commissioning; the O&M provider will provide reasonable assistance to Contractor and Contractor will provide reasonable assistance in the training of the O&M provider’s personnel. As used in the previous sentence, “reasonable assistance” means such aid and advice as can be provided without material cost or inconvenience to the provider.

10.2 Completion. The Contractor must achieve Completion by the Completion Date as set forth in Section 5.2. Contractor shall certify by written notice to Owner that all of the requirements of Completion have occurred. Owner shall notify Contractor whether it accepts or rejects the Completion certification no later than two (2) weeks following receipt of the Completion notice. If Owner does not provide written notice of its rejection within two (2) weeks of receiving notice of Completion, Owner will have waived its rejection. If Owner does not agree that Completion has occurred, then Owner shall state the basis for its rejection in reasonable detail in a written notice provided to Contractor. Provided Contractor disputes the Owner’s basis of rejection, the parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue forming the basis of the rejection of Completion. In the event such issue is not resolved within one (1) month of the delivery by Owner of its notice, Owner and Contractor shall resolve the dispute in accordance with the dispute resolution procedures provided for under Article 16 herein.
Article 11
Inspection And Warranty
11.1 Scope of Warranty. Contractor shall ensure that all work performed hereunder, all equipment supplied hereunder, and the Fuel Line shall comply with all requirements set forth in this Agreement. For a period of one year following the date of Completion, Contractor warrants that the Work, the Fuel Line and the equipment shall be free from defects in materials and/or workmanship, including, but not limited to, any latent defects that may not be readily evident. Contractor shall promptly repair or replace, and properly install, at no cost to Owner, any defective Work and other property which is damaged or affected by defective Work, provided, however, that Contractor shall not be obligated to repair or replace, and properly install any Work which is defective solely for defects in materials or workmanship unless such defect appears or occurs during the twelve (12) month period commencing upon Completion. Owner shall provide Contractor with access to the Fuel Line sufficient to perform its warranty obligations under this Agreement, so long as such access does not unreasonably interfere with operation of the Fuel Line and subject to any reasonable security or safety requirements of Owner. Contractor further warrants that the Work shall be performed in an environmentally sound manner and shall conform to GECP, applicable law, Applicable Codes and Standards, required permits, and all other terms and provisions of this Agreement and that all equipment shall be fabricated, applied, installed, connected, operated (during Commissioning and Acceptance Testing), cleaned and conditioned and transported in accordance with the instructions of the applicable vendor, manufacturer, fabricator or processor.
11.2 Owner’s Right to Inspect.
A. All Work shall be subject to inspection by Owner and its agents at all times to determine whether the Work conforms to the requirements of this Agreement. Contractor shall furnish Owner with access to all locations where work is in progress. The Contractor shall provide weekly notifications to the Owner regarding location of work and percentage completion. If, in the reasonable judgment of Owner, any Work is defective within the meaning set forth in Section 11.1 of this Agreement, then Contractor shall, at its own expense, promptly repair or replace the defective work.

B. Owner’s right to conduct inspections under Sections 11.2(A) shall not obligate it to do so. Neither the exercise of Owner of any such right, nor any failure on the part of Owner to discover or reject defective work shall be construed to imply an acceptance of such defective work or a waiver of such defect.
11.3 Owner’s Remedy. If, after notification of defective work as set forth in Section 11.2 or a breach of a warranty as set forth in Section 11.1, Contractor fails to commence curative action within a reasonable period of time or delays in continuing or completing curative action, then Owner, after written notice to Contractor, may correct such defect(s) in accordance with this Agreement, and Contractor shall be liable for all costs, charges and expenses incurred by Owner in connection with such repair or replacement, which shall either be withheld by Owner from amounts then due to Contractor, or if such amounts are insufficient, Contractor shall pay to Owner an amount equal to such costs, charges and expenses upon receipt of an invoice from Owner.
11.4 Exclusive Warranty. The warranties set forth in this agreement are exclusive and except for the warranty of title, all other warranties (express or implied), including the implied warranties (as they may apply to services and goods) of merchantability or fitness for a particular purpose, are excluded.
Article 12
Guarantee Of Timely Completion
12.1 Guarantee of Timely Completion. Time is of the essence in the performance of this Agreement.
12.2 Delay Liquidated Damages. Subject to the provisions of Section 5.2 if Completion occurs after the Completion Date, Contractor shall pay to Owner an amount equal to one thousand dollars ($1,000.00) per day for each day until Completion occurs (the “Delay Liquidated Damages”). Payment by the Contractor of Delay Liquidated Damages shall be due and payable weekly. The liquidated damages payable under this Section shall in no case exceed the maximum of $200,000.
12.3 Liquidated Damages Are Not A Penalty. The parties acknowledge and agree that because of the unique nature of the Fuel Line, the unavailability of a substitute Fuel Line, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Owner as a result of Contractor’s failure to achieve Completion in accordance with the terms hereof. It is understood and agreed by the parties that (a) Owner shall be damaged by failure of Contractor to meet such obligations, (b) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (c) any sums that would be payable under this Article 12 are in the nature of liquidated damages, and not a penalty, and are fair and reasonable, and (d) such payment represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such failure.

12.4 Sole Remedy for Delay. Payment of the Delay Liquidated Damages shall be the Owner’s sole and exclusive remedy for Contractor’s failure to achieve Completion on or before the Completion Date; provided, however, that Delay Liquidated Damages are intended only to cover damages suffered by Owner as a result of delay and shall not be deemed to cover the cost of completion of the work or any other obligation or remedy specifically set forth in the Agreement, and Owner shall be entitled to rely on its other remedies under this Agreement for such defaults.
12.5 No Challenge. Each of the parties agrees not to challenge the enforceability of the liquidated damages provisions contained herein. For greater certainty, “enforceability” as set forth in the preceding sentence refers to the quantum of such damages and the characterization of such damages as liquidated damages, and this Section 12.5 does not affect Contractor’s ability to challenge liability for payment of liquidated damages on the basis that Contractor has fully performed its obligations under the Agreement.
Article 13
Representations And Warranties
Contractor represents and warrants that:
13.1 Licenses. It is the holder of all consents, licenses, permits, and other authorizations and required permits required to operate and conduct its business now and as contemplated by this Agreement.
13.2 Financial Solvency. It is financially solvent, able to pay all debts as they mature and possesses sufficient working capital to complete the Work and perform its obligations hereunder.
13.3 Qualifications and Approval. It has (a) carefully examined this Agreement, thoroughly and become familiar with all their respective terms and provisions; (b) investigated to its satisfaction all applicable laws and it can perform the Work in accordance therewith; (c) a sufficient understanding of the climate, terrain, and other difficulties that it may encounter in performing the Work hereunder; (d) by itself and through its subcontractors, the experience, resources, qualifications, and capabilities to perform the Work in accordance with the terms and conditions of this Agreement (e) made all investigations and inspections that it deems necessary to perform the Work in accordance with this Agreement and it is able to complete the Work in accordance with this Agreement; and (f) reviewed all other documents and information necessary and available to Contractor in order to ascertain the nature, location, and scope of the Work, the character and accessibility of the site of the Work, the existence of obstacles to construction, the availability of facilities and utilities, the location and character of existing or adjacent work or structures. Contractor represents that all necessary approvals required of its board of directors, managers, or owners have been obtained and are properly recorded in the corporate records of Contractor.

Owner represents and warrants that:
13.4 Approval. Owner represents that all necessary approvals required of its board of directors, managers, or owners have been obtained and are properly recorded in the corporate records of Owner.
13.5 Financial Solvency. As of the Effective Date, it is financially solvent, able to pay all debts as they mature and possesses sufficient capital to pay its obligations as they become due under this contract in a timely fashion.
Article 14
Default, Termination, And Suspension
14.1 Default by Contractor.
A. The following events shall all be considered “Contractor Defaults” under this Agreement: (i) involuntary bankruptcy liquidation, reorganization or insolvency, (ii) materially false or misleading representation or warranty, (iii) failure to comply with any material applicable law or permit, (iv) failure to achieve Completion on or prior to the Completion Date, and (v) failure to perform or observe any other material provision of this Agreement.
B. In the event of a Contractor Default, then, after Owner serving one week’s written notice specifying the nature and origin of the alleged default, unless Contractor cures such condition within such week or if such default can not reasonably be cured within such week, then within six (6) weeks, provided that Contractor has taken adequate steps to initiate cure and diligently proceeds to cure such default, Owner, at its option, without voiding the other provisions of this Agreement and without further notice to any party, may avail itself of any rights and remedies allowed by law or this Agreement, including but not limited to (i) immediate termination in whole or part of this Agreement, (ii) performing the Work itself or by contracting a third party, in which case Contractor shall cooperate and provide all assistance to Owner or Owner’s representatives necessary for the completion of the Work, (iii) seek specific performance or interlocutory mandatory injunctive relief requiring performance of Contractor’s obligations, it being agreed by Contractor that such relief may be necessary to avoid irreparable harm to Owner; and (iv) exercise of any other remedy Owner may have under this Agreement and/or at law or in equity, including recovery of damages.
C. In the event that Owner terminates this Agreement in whole or in part for Contractor Default, then Owner may, at its sole option, (i) enter onto the Fuel Line right of way and take possession of it, all of the equipment to be included in the Fuel Line and, for the purpose of completing the Work, all of the materials, tools, supplies, documents, and information of Contractor, (ii) take assignment of any or all of the Subcontracts, and/or (iii) either itself or through others, complete the Work. In such an event, Contractor shall provide all assignments and other documentation that may be reasonably required by Owner.

D. All terms, covenants, conditions, and obligations under this Agreement shall survive the termination of this Agreement, including but not limited to any claims, demands, obligations, losses, liens, or causes of action arising out of the Work or the performance of the Work by Contractor or its subcontractors, warranties, indemnities, insurance coverage and protection, workmanship, repair obligations and obligations with respect to proprietary and confidential information.
14.2 Termination for Convenience by Owner or for a Force Majeure Event. Subsequent to execution of this Agreement, if for any reason Owner discontinues implementation of the Facility or construction of the Fuel Line, Owner will reimburse Contractor for any and all costs it incurred associated with the construction of the Fuel Line. These costs may include, but are not limited to, labor costs, rights of way acquisition, crop damage, material costs, interest rate liquidation, engineering and design costs, overhead, etc. but such costs will not exceed the actual cost incurred by Contractor plus 10%. Upon such payment, Owner shall have no further liability hereunder.
14.3 Suspension of Work. Owner may, for any reason, at any time and from time to time, by written notice to Contractor, direct Contractor to suspend the work on the Fuel Line, and the period of such suspension shall be deemed Owner Delay. Owner and Contractor shall negotiate a change order to address the impact of such suspension on the Completion Date. In the event that the suspension is for Owner convenience and there is no event of default by Contractor, the Contract Price shall be adjusted for the reasonable costs (including actual overhead (but not unabsorbed overhead) and reasonable profit) of such suspension, including demobilization and remobilization costs, if required, along with appropriate supporting documentation to evidence such costs, and the Completion Date shall be equitably adjusted to reflect such suspension.
Article 15
Indemnities; Limitations of Liability
15.1 Owner, including its members, managers, Affiliates, directors, officers, agents, lenders and employees shall be indemnified and held harmless by Contractor against any and all liabilities, arising out of, relating to or resulting from (i) the inaccuracy of any representation or warranty made by Contractor including, without limitation, the representation and warranty that the Fuel Line be built in compliance with the requirements of the Applicable Codes and Standards, (ii) the breach by Contractor of any of its covenants or agreements, or the construction of the Fuel Line by Contractor, or (iii) the control and ownership of the Fuel Line by Contractor prior to the date of title transfer.
15.2 Contractor or its affiliates, including its directors, officers, agents, and employees shall be indemnified and held harmless by Owner against any and all liabilities, arising out of, relating to or resulting from (i) the inaccuracy of any representation or warranty made by Owner, (ii) the breach by Owner of any of its covenants or agreements, or (iii) the use, control or ownership of the Fuel Line by Owner following the date of title transfer.

Article 16
Dispute Resolution
16.1 Mutual Consultation In the event any dispute arises between Owner and Contractor arising out of or relating to this Agreement, the aggrieved party shall promptly notify the other party of the dispute within five (5) days after such dispute arises. If the parties fail to resolve the dispute within ten (10) days after delivery of such notice, each party shall, within five (5) days thereafter, nominate a senior officer of its management to meet at the Facility premises, or at any other mutually agreed location, to resolve the dispute. If such respective senior officers are unable to resolve the dispute to their mutual satisfaction within thirty (30) days after such nomination, the parties may pursue other available legal means for resolving such dispute.
Article 17
Miscellaneous Provisions
17.1 Consequential Damages. Notwithstanding any other provisions of this Agreement to the contrary, in no event shall Owner or Contractor be liable to each other for any consequential, incidental, special, punitive, or indirect loss or damage (other than such damages as may be included as a component of liquidated damages hereunder), including, but not limited to, loss of profits or revenue, loss of opportunity or use, incurred by either party to the other, or like items of loss or damage, whether based in tort, contract, strict liability, or otherwise; and each party hereby releases the other party therefrom. However, this limitation on liability is not to be construed as affecting Contractor’s obligations to (i) pay any Delay Liquidated Damages which may become due under this Agreement, (ii) pay indemnification amounts which may become due by Contractor under this Agreement, (iii) remove all liens or other encumbrances as required pursuant to this Agreement, or (iv) any other remedy expressly provided for herein.
17.2 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and shall replace any prior agreements concerning the same subject matter.
17.3 Amendments. No change, amendment, or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment, or modification shall be in writing and duly executed by both parties hereto.

17.4 Notice. Any notice, demand, offer, consent, denial or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall be hand delivered or sent by overnight courier, messenger, facsimile, or certified mail, return receipt requested, or by E-mail, to the other party at the address as set forth below.
A.	If delivered to Owner:

Homeland Energy Solutions, LLC 106 West Main PO Box C Riceville, IA 50466

Phone: 641-423-8525 Fax: 641-420-5894 Attn: Steve Dietz E-mail: sdietz@ggecorn.com

B.	If delivered to Contractor:

Cornerstone Energy, LLC.d/b/a Constellation NewEnergy — CEI, LLC. 1202 Wilson Ave Cloquet, MN 55720 Tel: 218-878-0675 Fax: 402-829-3997 Attn: Steve Sorenson E-mail: steve.sorenson@constellation.com
Each party shall have the right to change the place to which notice shall be sent or delivered by sending a similar notice to the other party in like manner. Notices shall be deemed to have been duly given when actually delivered to the addressee, except that any notice sent by facsimile or E-mail shall be deemed given when sent, if sent during regular business hours on a business day, otherwise, on the first business day after its sending; and, in the case of E-mail, no notice shall be deemed to have been given unless the addressee provides a personal, ad hoc, confirmation of receipt in writing, by facsimile, or by E-mail (automatic E-mail responses do not constitute confirmation).
17.5 Severability. If any non-material part of this Agreement is held unenforceable, the rest of the Agreement will continue in effect. If a material provision is determined to be unenforceable and the party which would have been benefited by the provision does not waive its unenforceability, then the parties shall negotiate in good faith to amend the Agreement to restore to the party that was the beneficiary of such unenforceable provision the benefits of such provision. If the parties are unable to agree upon an amendment that restores the parties’ benefits, then the party that was the beneficiary of such unenforceable provision may terminate this Agreement upon written notice of termination.

17.6 Assignment. This Agreement shall be personal to Contractor and Owner and neither may assign, delegate or transfer any of its rights or obligations hereunder without written consent of the other party, and such consent shall not be unreasonably withheld; provided, that Owner may, without the consent of Contractor, assign any or all of its rights under this Agreement to any successor owner of the Project or a substantial portion thereof. In order for such assignment to be effective, assignee shall confirm assumption of all obligations of Owner under this agreement, including the obligation to demonstrate payment ability. Notwithstanding the foregoing, Owner may assign its rights and obligations hereunder as collateral security in connection with obtaining financing for the Facility or to an affiliate that agrees to assume all of the rights and obligations hereunder. Contractor agrees that it will execute a consent to assignment in favor of such financing parties and will deliver an opinion of counsel and officer’s certificate relating to its obligations under this Agreement, in each case on terms and conditions customary to a non-recourse project financing. Contractor also agrees that it will cooperate with the independent engineer designated by the financing parties in connection with its review of the administration of this Agreement and construction of the Fuel Line, including with respect to inspection and documentation requests of the independent engineer that are customary for a non-recourse project financing similar to the Fuel Line.
17.7 No Waiver. Any failure of any party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such party thereafter to enforce any and each such provision.
17.8 Applicable Law. This agreement shall be governed by, construed, and enforced in accordance with the laws of the state of Iowa, without giving effect to the principles thereof relating to conflicts of laws.
17.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument, all such counterparts together shall constitute but one and the same agreement.

In Witness Whereof, the parties have hereto set their hand as of the 4th day of December, 2007.
For Cornerstone Energy, LLC.d/b/a Constellation NewEnergy — CEI, LLC. (Contractor)

By:	/s/ Kenneth C. Graeber

Name:	Kenneth C. Graeber

Title:	Regional Director
For Homeland Energy Solutions, LLC. (Owner)

By:	/s/ Stephen K. Eastman

Name:	Stephen K. Eastman

Title:	President

Exhibit A
Detailed description and Specifications of the Fuel Line.
Background
Homeland Energy Solutions, (“Homeland") is currently constructing an Ethanol Production facility near New Hampton, Iowa. The facility requires a Natural Gas Supply Pipeline sufficient to provide 470 MMBtu’s per hour of natural gas. The purpose of this Technical Scope of Work is to appropriately describe the natural gas pipeline project and to provide technical direction to the Contractor in regards to the natural gas pipeline planning, property acquisition, construction, and commissioning.
General Project Description
Contractor represents and warrants that the pipeline and associated facilities will be constructed, at a minimum, in compliance with Title 49 of the Code of Federal Regulations, Subpart 192 and any other applicable state and federal codes or regulations. In addition, Contractor represents and warrants that it will deliver a complete and operational pipeline system (“turn-key system”) capable of serving its intended use; namely, to provide the Production Facility up to 470 MMBtu’s per hour of natural gas at 50 Psig at the production facility. The pipeline facilities include:
1.	Construction of an interconnect (metering) facility with Alliance Pipeline. Said interconnect facility will be constructed by Alliance, but facilitated by Contractor.

2.	Pressure reducing station at Homeland’s facility.

3.	Valves, including block valves and relief valves as required

4.	Pipeline pig launcher and receiver

5.	Approximately 7.25 miles of 4” diameter steel piping

6.	Strainer

7.	Pressure reduction station at the plant site

8.	All required testing of the facilities

9.	A complete installation and operational system.
Specifications (SPECIFICS TO BE ADDED)
Line Pipe: 4-inch nominal O.D. 0.156” wall API 5l-X52-PS2
Line Pipe Coating: 12-18 mils of Fusion Bond Epoxy
Crossing Pipe: 4-inch nominal O.D. 0.237” wall API 5l-X52-PS2 (same coating)
Joint Protection: Pipe joints will have a 3-inch cutback and will be protected with 12-inch shrink sleeves. Any drilled sections will have “heavy duty” sleeves.
X-ray of Welds: Although CFR 49 Part 192 requires that only a minimum of 10% of welds be x-rayed, nearly 100% of the welds will be shot. There will be one X-ray rig with two technicians that will be asked to shoot as many as possible (which generally is 100%).
Depth of Burial: A minimum of 4-feet of cover unless alternate means of protection is provided.
Pig Launcher/Receiver: The launchers will be constructed with 6” full opening ANSI 300 ball valves, with bypass connection, capable of launching and receiving standard pipeline pigs.
Proposed Route: Reference map. The routing of the Fuel Line from the entry point on the site of the Facility to the termination point inside the Facility shall be determined by Owner in consultation with EPC Contractor.

Reg/relief specifications and layout: Subsequent to execution of the EPC, complete drawings of the regulator and relief stations (at the interconnect and plant site) will be provided.
Pressure Test: Depending when the line is commissioned, either water or nitrogen will be used. If water is used, the line will be dried to a -40 F dew point. The test duration will be performed for a minimum of 8-hours at 1.5 times the Maximum Allowable Operating Pressure (MAOP) of 720 psig.
Corrosion Control (Cathodic Protection): There will be a minimum of three 32-lb magnesium anodes at each end of the five-mile pipeline and at approximately one-mile intervals along the route. The leads will be brought above ground and connected after an initial pipe-to-soil survey is performed to establish the native electrical state of the pipeline.
Easements: All necessary easements will be obtained in the Owner’s name and will be filed as required.
Drawings/Records: EPC contractor will provide a complete set of “Alignment Sheets” that depict the route, landownership, materials, test pressure and an elevation survey of the route.

Exhibit 3.11
SUBCONTRACTOR’S PARTIAL RELEASE AND WAIVER OF LIEN

TO:	(“Contractor”)

FROM:	(“subcontractor”)

AMOUNT:	(“payment”)

PROPERTY IMPROVED:	(“property”)

PROPERTY OWNER:	(“owner”)

PURCHASE ORDER NUMBER:

DATE:

or
AGREEMENT TITLE:

DATE:

INVOICE NUMBER:

DATE:

AMOUNT:

DATE OF RELEASE & WAIVER:

The above-named Subcontractor, a                                          organized under the laws of the State of                                         , hereby acknowledges receipt of the Payment identified above, which amount is partial payment for the cost of work, materials, and/or equipment payable by Contractor to Subcontractor under the above Purchase Order or Agreement.
For and in consideration of the Payment, Subcontractor, for itself and its successors and assigns, waives all rights it may have to claim a lien on the Property which was improved by virtue of the work, materials, and/or equipment to the extent of the amount of the Payment.
Subcontractor hereby represents that all bills, invoices, statements, claims or other just demands for payment of Subcontractor’s own subcontractors and suppliers who performed work or furnished materials for the improvement of the Property have been paid or settled to the extent included in the sum above. Subcontractor agrees to indemnify and hold harmless Contractor and Owner from any breach of such representation.

ATTEST:
By:
Name:
Title:
Subscribed and sworn to me this       day of                     , 200   .
Notary Public
My commission expires                           , 200

CONTRACTOR’S PARTIAL RELEASE AND WAIVER OF LIEN

TO:	(“owner”)

FROM:	(“contractor”)

AMOUNT:	(“payment”)

PROPERTY IMPROVED:	(“property”)

PURCHASE ORDER NUMBER:

DATE:

or
AGREEMENT TITLE:

DATE:

INVOICE NUMBER:

DATE:

AMOUNT:

DATE OF RELEASE & WAIVER:

The above-named Contractor, a                                          organized under the laws of the State of                                         , hereby acknowledges receipt of the Payment identified above, which amount is partial payment for the cost of work, materials, and/or equipment payable by Owner to Contractor under the above Purchase Order or Agreement.
For and in consideration of the Payment, Contractor, for itself and its successors and assigns, waives all rights it may have to claim a lien on the Property which was improved by virtue of the work, materials, and/or equipment to the extent of the amount of the Payment.
Contractor hereby represents that all bills, invoices, statements, claims or other just demands for payment of Contractor’s subcontractors and suppliers who performed work or furnished materials for the improvement of the Property have been paid or settled to the extent included in the sum above. Contractor agrees to indemnify and hold harmless Owner from any breach of such representation.

ATTEST:
By:
Name:
Title:
Subscribed and sworn to me this       day of                     , 200   .
Notary Public
My commission expires                           , 200

Schedule 6.2
Milestones, Schedule of Values & Retainage
This schedule sets out milestones, the associated schedule of values, and the corresponding retainage. Note that “Milestones” may not necessarily be achieved in the order presented.
As milestones are achieved, Owner shall make payments of 90% of the Schedule of Values amounts, and shall retain 10% until transfer of title on the Completion Date. On the Completion Date, Owner shall pay Contractor all retained and other outstanding amounts owed, less any amounts which Contractor and Owner may agree shall be retained by Owner pending completion of minor ‘punchlist’ items of work.

Milestones	Schedule of Values		Retainage (10%)
[*]	$	[*]	$	[*]

[*]	$	[*]	$	[*]

[*]	$	[*]	$	[*]

[*]	$	[*]	$	[*]

[*] (1)	$	[*]	$	[*]

[*]	$	[*]	$	[*]

[*]	$	[*]	$	[*]

(1)	[*]

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit 4.5
(Interconnect Agreement)
[Not executed as of our fiscal year ended December 31, 2007.]

Schedule 8.1
Insurance
A.
Insurance Coverage. During the period of construction of the Fuel Line, (i) Owner will arrange for Builders All Risk Insurance and Contractor will be named as an additional insured on the policy; provided that Owner’s arranging for such insurance shall not affect the allocation of risk of loss of Article 7 and (ii) Contractor shall maintain adequate property and liability insurance coverage, which as a minimum shall include the following:

1.
Commercial General Liability Insurance: Commercial general liability insurance on an occurrence basis (not claims made) against claims for personal injury (including bodily injury and death) and property damage, including claims arising due to action or inaction of any of Contractor’s subcontractors or direct or indirect employees, representatives or agents. Such insurance shall provide coverage for products-completed operations, blanket contractual, premises/operation, explosion, collapse and underground hazard coverage, sudden and accidental pollution, broad form property damage, broad form contractual liability, personal injury insurance, independent contractors liability, hostile fire liability and include a severability of interest or cross liability clause. The policy shall provide for a $1,000,000 minimum limit per occurrence and $2,000,000 minimum limit in the aggregate. Deductibles to be acceptable to the Owner.

2.
Automobile Liability Coverage: Automobile liability insurance against claims for personal injury (including bodily injury and death) and property damage covering all vehicles owned, leased or non-owned and hired by the Contractor, including loading and unloading, with a $1,000,000 minimum limit per occurrence. Deductibles to be acceptable to the Owner.

3.
Workers Compensation: Contractor shall (i) maintain workers’ compensation insurance as required by the law of the jurisdiction where the Work is performed, and (ii) maintain employers’ liability insurance with a $1,000,000 minimum limit per accident.

4.
Excess Liability: Umbrella Coverage: Contractor shall procure and carry excess liability insurance on an occurrence basis (not claims made) for personal injury (including bodily injury and death) and property damage and applying in excess of the limits of insurance prescribed for the general liability, automobile liability and umbrella liability policies required in this Section. Such insurance shall provide coverage for products-completed operations, blanket contractual, premises/operation, explosion, collapse and underground hazard coverage, broad form property damage, broad form contractual liability, personal injury insurance, independent contractors liability, hostile fire liability and include a severability of interest or cross liability clause. The policy shall provide for a $10,000,000 minimum limit per occurrence and a $10,000,000 minimum limit in the aggregate. Deductibles to be acceptable to the Owner.

5.
Professional Liability Coverage: Contractor shall carry or cause the applicable engineering parties to carry professional liability insurance in accordance with industry practice and in amounts acceptable to Owner.

B.	Requirements of Contractor’s Insurance:
1.
Additional Insured Parties. Except for Professional Liability insurance or where not legally allowed, Contractor’s Insurance shall include Owner, BioFuel Energy, LLC and their lenders, and the owners, employees, officers and directors of such entities, as additional insureds.

2.
Wavier of Subrogation. Except for Professional Liability or where not legally allowed, all policies of Contractor’s Insurance shall include a waiver of subrogation by the insurers in favor of Owner and Lenders and each of their respective assignees, affiliates, agents, officers, directors, employees, insurers or policy issuers and a wavier of any right of the insurers to any set-off or counterclaim, whether by endorsement or otherwise, in respect of any type of liability of any of the persons insured under any such policies.

3.	Primary Insurance. All policies of Contractor’s Insurance shall apply as primary insurance without right of contribution from any similar policies which may be maintained by Owner or lenders.
4.
Carrier Rating. All insurance required under this section shall be maintained with carriers authorized to do business in this State and which have an AM Best rating of A- X or are otherwise acceptable to the Owner.

C.	Responsibility for Deductible Amounts. Contractor shall be responsible for the payment of all deductible amounts with respect to the policies of Contractor’s Insurance.